Exhibit 99.1
Company Contact
Steve Martin
Chief Financial Officer
(858) 373-6303

Investors EVC Group, Inc. Douglas Sherk Jennifer Beugelmans (415) 896-6820	Media EVC Group, Inc Steve DiMattia (646) 277-8706
FOR IMMEDIATE RELEASE
STRATAGENE RESPONDS TO DAMAGES AWARDED IN INVITROGEN LAWSUIT
Stratagene Intends to Appeal the Decision
Competent Cells Patent At Issue
LA JOLLA, California, November 1, 2006 — Stratagene Corporation (NASDAQ: STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, announced today that the federal judge overseeing Invitrogen Corporation vs. Stratagene in the United States District Court for the Western District of Texas has awarded Invitrogen $16.2 million in damages plus pre-judgment interest and ruled that Stratagene must pay Invitrogen’s attorney’s fees, in an amount to be determined by the court. On July 25, 2006, the jury determined that Invitrogen’s 4,981,797 patent is valid and that Stratagene infringed that patent by making and selling its competent E. coli cell products. The jury decided to award Invitrogen a 15% royalty rate on sales between the years 1997 and 2004 (for a total of $7.9 million in damages) and found Stratagene to have willfully infringed the patent only between the years 1997 and 2001.
Stratagene believes that the jury’s verdict and the damages awarded were not supported by the facts of the case or the law and as a result, the Company intends to appeal the decision. In appealing the jury’s verdict and the court’s subsequent post trial rulings, Stratagene will be challenging the finding of validity of the patent, the appropriateness of the damages determined by the jury, the trebling of a portion of the amount by the court and the award of attorney’s fees.
Stratagene had previously modified its process for manufacturing competent E. coli cell products and, as a result, Invitrogen has agreed that Stratagene products sold in recent years and currently offered for sale will not be affected by the jury verdict. The jury found that Invitrogen was not entitled to lost profits because Stratagene has had a non-infringing manufacturing process for competent cells.

The action by Invitrogen was initiated in March 2001. In November 2001, the district court granted Stratagene’s motion for summary judgment finding that Invitrogen’s aforementioned patent was not infringed by Stratagene. Upon Invitrogen’s appeal, the United States Federal Circuit Court of Appeals reversed the lower court’s decision in part and remanded the case back to the lower court. In January 2004, the district court granted partial summary judgment to Invitrogen based on the determination that Stratagene’s then-existing manufacturing process infringed Invitrogen’s patent, however the court also determined that Invitrogen’s patent was invalid. Stratagene then changed its manufacturing process for competent cell products to a non-infringing method. Invitrogen appealed the decision again and in October 2005 the Federal Circuit Court reversed the district court’s findings in part. The case was remanded back to district court, resulting in the jury’s determination handed down on July 25, 2006 followed by the court order issued on October 31, 2006.
The Company currently has approximately $16.6 million in unrestricted cash and a $9.0 million revolving line of credit in place which has a zero balance currently outstanding. The Company’s operations remain cash flow positive. The total amount of long-term debt is approximately $3.8 million and final payments on such long-term debt are not due until 2022.
About Stratagene Corporation
Stratagene is a developer, manufacturer and marketer of specialized life science research and diagnostic products. The Company’s life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company’s diagnostic unit develops and manufactures products for urinalysis, and high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.
Safe Harbor Statement
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like “believe,” “intend,” “target,” “expect,” “estimate,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” “predict” or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company’s ability to compete effectively in the diagnostics and life sciences research markets, variability of the company’s quarterly revenues and operating results, the failure of the company to retain key employees, the company’s ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company’s ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see “Factors that May Affect Future Results” included in Stratagene’s Annual Report on Form 10-K for the year ended December 31, 2005 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.